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                                                                   EXHIBIT 99.1

[Logo of Clarus Appears Here]


FOR IMMEDIATE RELEASE

CONTACT:
William A. Fielder, III                Julie K. Smith
Chief Financial Officer                Director Marketing Communications
Clarus Corporation                     Clarus Corporation
fielderw@claruscorp.com                jsmith@claruscorp.com
770-291-4956                           770-291-8504


                     CLARUS CORPORATION TO ACQUIRE ELEKOM,
                       POISED FOR MARKET LEADER POSITION


-- Clarus Corporation to acquire No. 2 provider of Web-based e-commerce procurement --

-- Clarus makes strategic move to add integrated corporate service applications to its backoffice Financial and Human Resource suites --


ATLANTA, August 31, 1998 -- Clarus Corporation (Nasdaq:CLRS, effective September 2, 1998), formerly SQL Financials International, Inc. (Nasdaq:SQLF), announced today that it has entered into an agreement to acquire ELEKOM Corporation, the No. 2 provider of electronic commerce procurement software. This pending acquisition is a strategic move to further position the company to deliver integrated corporate service applications with its Financial and Human Resource suites.

The planned acquisition establishes Clarus(TM) as a leader in the burgeoning Business-to-Business Web Commerce Application -- Buy-Side market. GartnerGroup estimates this market will reach approximately $1.3 billion by 2002. Upon the completion of the acquisition, Clarus is positioned to take leadership in the

Atlanta Headquarters
3950 Johns Creek Court
Suwanee, GA 30024
Tel: 770-291-3000
Fax: 770-291-3999

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electronic procurement (e-procurement) market with customers including
MasterCard, First Data Corporation, Investment Technology Group, and HD Vest.

The acquisition, expected to close in the fourth quarter of 1998, is subject to certain conditions. The consideration for the planned acquisition is approximately 1.35 million shares of the company's common stock and $8.0 million in cash.

"Electronic procurement is an important cornerstone of our strategy to provide a total solution, comprised of integrated backoffice and corporate service applications," said Steve Jeffery, CEO and president of Clarus Corporation. "ELEKOM is a pioneer in electronic commerce software and shares the Clarus vision to provide world-class applications with a breakthrough in time."

"ELEKOM offers the most powerful solution for e-procurement on a Web-based, Microsoft/NT platform available today," added Jeffery. "We believe no other company matches Clarus' capability to deliver a complete backoffice financial and HRMS solution integrated with a leading e-procurement offering."

ELEKOM's competitors, much like the traditional Clarus competitors, have built high-cost solutions that are targeted at the Fortune 500. The integrated Clarus solution, however, will continue to take its leading-edge approach by focusing on time- and resource-efficient offerings for mid- to large-size companies.

"Rarely do you find a match in which corporate cultures and vision result in such strong synergies," said Norman Behar, ELEKOM's CEO and president. "Clarus will enable us to expand our scope beyond procurement to deliver a full suite of corporate service applications. We're confident our customers, partners and employees will all benefit from this strategic move."

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By extending the value of backoffice applications to frontline employees, the
Clarus Corporate Service Applications are designed to reduce an organization's administrative costs, improve employee service levels, and free backoffice professionals to focus on more strategic activities. Clarus sets a new standard in robust, full-function applications that can be tailored for both backoffice and frontline users' needs. As with all Clarus solutions, its Corporate Service Applications provide a literal breakthrough in time and resources as compared to competitive solutions. The breakthrough particularly pertains to the time required to implement, maintain and upgrade and the resulting cost of ownership benefits.

The company's headquarters will continue to be located in Atlanta, Ga. ELEKOM's existing operations will remain in Bellevue, Wash. and will focus on continued development and marketing of Clarus' Corporate Service Applications. Norman Behar, ELEKOM's president and CEO, will become executive vice president for Corporate Service Applications. Todd Ostrander, founder and vice president of ELEKOM, will serve as vice president of product strategy for Corporate Service Applications.

Atlanta-based Clarus Corporation www.claruscorp.com (Nasdaq:CLRS, effective September 2, 1998), formerly SQL Financials International, Inc. (Nasdaq:SQLF), is a provider of Clarus, a comprehensive suite of world-class backoffice and corporate service applications designed specifically for mid- to large-sized companies. Clarus consists of financial and human resource application suites, and integrated, Web-based corporate service applications. Founded in 1991, the company's applications create high lifetime value by delivering sophisticated functionality while substantially reducing the time required for implementation, maintenance and upgrades. Clarus serves such customers as First Data Corporation, NOVA Information Systems, Inc., T. Rowe Price Associates, Inc., Toronto Dominion Bank, The Container Store, Shaw Industries, Inc., Jiffy Lube International, Inc., Lands' End, Inc., Amtrak and Chartwell Re Holdings Corp.

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THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN RISKS INCLUDING THAT THE BENEFITS EXPECTED BY THE COMPANY AS A RESULT OF THIS ACQUISITION MAY NOT OCCUR.


Clarus is a trademark of SQL Financials International, Inc. Throughout this release, software and hardware products are mentioned by name. In most, if not all, cases, these product names are claimed as trademarks by the companies that manufacture the products. It is not our intention to claim these names or trademarks as our own.


NOTES TO EDITORS:

1. A related news release was also issued today -- SQL Financials Changes Name to Clarus Corporation.